Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Anaren, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 33-36761, No. 333-03193, No. 333-70397, No. 333-70427, No. 333-50390, No.
333-50392, and No. 333-153382) on Form S-8 of Anaren, Inc. of our report dated September 15, 2008, with respect to the consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the year ended June 30, 2008, which report appears in the June 30, 2010 annual report on Form 10-K of Anaren, Inc.

Our report on the consolidated financial statements refers to a change in accounting for uncertain tax positions in 2008.

/s/ KPMG LLP

Syracuse, New York
August 12, 2010